Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Chemical Financial Corporation:

We consent to the use of our reports dated February 28, 2019, with respect to the consolidated statements of financial position of Chemical Financial Corporation as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in shareholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Detroit, Michigan

May 2, 2019